Exhibit 99.1

Zedge Completes $7.7 Million Private Placement Led by Vice Chairman Howard Jonas

New York, NY – Sep. 30, 2026: Zedge, Inc. (NYSE AMERICAN: ZDGE), $ZDGE, a company that builds and operates creator communities serving 20 million monthly active users, today announced the completion of its previously announced private placement, generating aggregate gross proceeds of $7.675 million.

As previously announced, Zedge intends to use the additional capital to accelerate the growth of DataSeeds.AI and broaden its capabilities while maintaining the Company’s financial flexibility and continuing to support opportunities across its existing businesses. Zedge’s goal is to build DataSeeds into a core business by expanding its team, capabilities and reach across the AI data value chain.

The Company issued an aggregate of 2,616,447 shares of Class B common stock and warrants to purchase an aggregate of 2,354,803 shares of Class B common stock.

The investment was led by Vice Chairman Howard Jonas through Chartwell Holding LLC, an entity of which Mr. Jonas and his wife are the sole beneficiaries. Chartwell invested $6.5 million and received 2,218,430 shares of Class B common stock and warrants to purchase 1,996,587 shares. Board member Elliott Gibber and another Company stockholder also participated in the private placement.

The warrants issued to Chartwell and Mr. Gibber have an exercise price of $3.22 per share, while the warrants issued to the remaining purchaser have an exercise price of $3.28 per share. The warrants become exercisable only following both receipt of the requisite stockholder approval under NYSE American rules and the applicable six-month period following issuance.

No placement agent or underwriting commissions were paid in connection with the private placement.

About Zedge

Zedge builds and operates creator communities that serve 20 million monthly active users across its platforms. Zedge Marketplace, its flagship platform, is a leading marketplace for mobile personalization content and a core profit and cash flow generator. DataSeeds.AI is Zedge’s B2B AI data business, providing managed, multimodal data creation and related services for AI developers and enterprises. DataSeeds draws on Zedge’s proprietary creator communities, including Zedge Marketplace contributors and the GuruShots photography community, as well as broader crowdsourcing and a network of production partners to deliver rights-cleared data built to customer specifications.

For more information, visit: investor.zedge.net

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Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

ir@zedge.net